EXHIBIT 10.1

SEVERANCE AGREEMENT
This Severance Agreement (the “Agreement”) is made effective August 17, 2015 (the “Effective Date”), by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), and Erik Staffeldt (“Employee”), an individual residing in Houston, Texas. The Company and Employee are collectively referred to herein as the “Parties,” and individually referred to as a “Party.”
RECITALS:
WHEREAS, Employee currently serves as the Vice President - Finance and Accounting, and is an employee, of the Company; and
WHEREAS, the Company wishes to grant Employee certain enhanced severance benefits in the event Employee’s employment with the Company is terminated by the Company without Cause (as defined in this Agreement) or is terminated by Employee for Good Reason (as defined in this Agreement).
NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is AGREED as follows:

1.	Definitions. For the purposes of this Agreement, the following words shall have the following meanings:

(a)
“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. With respect to any amount under this Agreement that is deferred compensation subject to Code Section 409A, for the purposes of Code Section 409A only, Affiliate shall mean all Persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c) and for the purposes of a Separation from Service (as defined in Section 2(j)) and determining the controlled group but using fifty percent (50%) instead of eighty percent (80%) pursuant to Treasury Regulation § 1.409A-1(h)(3).

(b)	“AICP” or “Annual Incentive Compensation Plan” means any Company annual incentive compensation cash bonus plan in which Employee participates, as in effect from time to time.

(c)
“Base Annual Salary” means Employee’s annual base salary, which is currently $245,000, payable every two weeks, subject to deduction of statutorily required amounts and amounts payable by employees of the Company for employee benefits.

(d)	“Board” means the board of directors of the Company.

(e)
“Cause” means in connection with a termination of Employee’s employment by the Company: (i) embezzlement or theft by Employee of any property of the Company or its Affiliates; (ii) any breach by Employee of any material provision of this Agreement; (iii) any act by Employee constituting a felony or otherwise involving theft, fraud, gross dishonesty, or moral turpitude; (iv) negligence or willful misconduct on the part of Employee in the performance of his duties as an employee, officer, or director of the Company or its Affiliates; (v) Employee’s breach of his fiduciary obligations to the Company or its Affiliates; (vi) Employee’s material violation or breach of the policies or procedures of the Company and its Affiliates (including but not limited to blackout periods for trading Common Stock); or (vii) any chemical dependence of Employee which adversely affects the performance of his duties and responsibilities to the Company or its Affiliates.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Common Stock” means common stock, no par value, of the Company, or any successor security issued in lieu thereof.

(h)	“Company” means Helix Energy Solutions Group, Inc., a Minnesota corporation.

(i)
“Date of Termination” means the date of termination of Employee’s employment by the Company and that is a “Separation from Service” within the meaning of Code Section 409A, which means a termination of Employee’s employment with the Company (and its Affiliates).

(j)
“Disability” or “Disabled” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Company which prevents Employee to a substantial degree from performing his obligations after reasonable accommodation from the Company.

(k)
“Equity-Based Awards” means stock options, restricted stock, restricted stock units, performance vesting stock, performance stock units, and any other award granted by the Company, which derives its value based upon the Common Stock, regardless whether such award is ultimately intended to be settled in stock or cash.

(l)
“Good Reason” means, in connection with a termination of employment by Employee (including without limitation in connection with a change in control of the Company), the occurrence of any of the following without Employee’s written consent (except in connection with the termination of employment of Employee by the Company for Cause or Disability):

(i)	a material diminution in Employee’s Base Annual Salary;

(ii)	a material diminution in Employee’s authority, duties, or responsibilities; or

(iii)	a material change in geographic location at which Employee must perform the services;

(m)	“Person” means, for the purposes of the term Affiliate in Section 1(a) hereof, any partnership, corporation, limited liability company, group, trust or other legal entity.

(n)
“Retirement” means a termination of Employee’s employment under circumstances as shall constitute retirement from the Company based on age and/or years of employment, as determined by the Board, in its sole discretion, in accordance with written policies adopted by the Board from time to time. In absence of the adoption of such policy, Employee’s resignation on or after attainment of age 65 shall be deemed to be “Retirement” for purposes of this Agreement.

2.	Termination.

(a)
Death, Disability or Retirement. The Company may terminate Employee’s employment if he is Disabled for six (6) consecutive months or for a total of six (6) months during any 12-month period. Employee’s employment will be automatically terminated upon his death or Retirement.

(b)	Termination for Cause. The Company may terminate Employee’s employment immediately for Cause by written notice to Employee.

(c)	Termination Without Cause. The Company may terminate Employee’s employment without Cause and for any reason upon written notice to Employee.

(d)
Termination by Employee Without Good Reason. Employee may terminate his employment upon 30 days’ written notice to the Company. In the event Employee terminates his employment in this manner, he shall remain in the Company’s employ subject to all terms and conditions of this Agreement for the entire 30-day period unless instructed otherwise by the Company in writing.

(e)
Termination by Employee for Good Reason. Employee may terminate his employment for “Good Reason” by giving the Company advance written notice of such intent and the grounds thereof within a period not to exceed 30 days after the existence of the event constituting Good Reason. After Employee gives such notice, the Company shall have 30 days to correct the Good Reason event, and if the Company does not correct the Good Reason event within the prescribed time, Employee must terminate his employment within 61 days of the date of the event constituting Good Reason in order to be entitled to any benefits under Section 3(d) of this Agreement. In addition, once an event constitutes Good Reason, if the Company does not correct the event and if Employee does not give notice (as described above) and terminate his employment within 61 days of the event, such specific instance of the event shall no longer constitute Good Reason under this Agreement.

(f)
Resignation of All Positions. Employee agrees that after any termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Company or any Affiliate or otherwise associated companies.

3.	Severance Benefits. Employee shall be entitled to the following compensation under the following circumstances:

(a)
Death, Disability or Retirement. In the event Employee’s employment is terminated as a result of his death, Disability or Retirement, Employee’s rights under any Equity-Based Awards or other compensation rights or awards shall be determined in accordance with the controlling plan documents and award agreements and his unpaid Base Annual Salary shall be paid through the Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid AICP bonus for a calendar year preceding the calendar year of Employee’s Date of Termination shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus. Employee’s award under any AICP to which he would otherwise be entitled in the calendar year of his Date of Termination shall be prorated for the period of his participation in the AICP during the relevant calendar year, and payable at the same time other participants in the AICP receive payment but in no event later than March 15th of the calendar year following the calendar year of the Date of Termination. Employee shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time.

(b)
Termination for Cause or Resignation of Employee Without Good Reason. If Employee’s employment is terminated by the Company for Cause or if Employee resigns or otherwise terminates his employment with the Company without Good Reason, no AICP bonus for the calendar year of his Date of Termination will be paid, all other benefits and rights, including Equity-Based Awards shall be determined under the then governing plans and award agreements, and his unpaid Base Annual Salary shall be paid through to the Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid AICP bonus for a calendar year preceding the calendar year of Employee’s Date of Termination shall be paid in accordance with the terms of the applicable AICP and when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus. Employee shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time.

(c)
Termination Without Cause. In the event Employee’s employment with the Company is terminated by the Company without Cause, including without limitation in connection with a change in control of the Company, the Company shall pay Employee an amount equal to one times the amount of his annualized Base Annual Salary as in effect immediately prior to his Date of Termination (or as in effect immediately prior to the occurrence of an event of Good Reason, if greater) in a lump sum cash payment as soon as administratively feasible following the Date of Termination but no later than 70 days after the Date of Termination (subject to Sections 3(e) and 3(g)); provided, however, that if the 60-day period specified in Section 3(e) begins in one taxable year of Employee and ends in a subsequent taxable year of Employee, such cash severance benefit shall be paid to Employee in the subsequent taxable year (but in no event later than the date that is 70 days after the Date of Termination (or, to the extent specified in Section 3(g), later than the date that is six months after the Date of Termination)). Employee’s unpaid Base Annual Salary shall be paid through his Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid AICP bonus for a year preceding the calendar year of Employee’s Date of Termination shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus. In addition, the Company shall pay Employee an amount based on the AICP payouts (if any) for the calendar year of his Date of Termination (a) calculated on the same basis as bonus payouts for the employee participants in the relevant AICP are calculated, (b) payable on the basis of a deemed 12-month calendar year participation in the plan, and (c) payable at the same time the employee participants in the plan receive payment but no later than March 15th of the calendar year following the end of the calendar year of the Date of Termination. Employee shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time.

(d)
Termination by Employee for Good Reason. In the event that Employee terminates his employment with the Company for Good Reason, the Company shall pay Employee an amount equal to one times the amount of his annualized Base Annual Salary as in effect immediately prior to his Date of Termination (or as in effect immediately prior to the occurrence of an event of Good Reason, if greater) for the year in which the termination occurs in a lump sum cash payment as soon as administratively feasible following the Date of Termination but no later than 70 days after the Date of Termination (subject to Sections 3(e) and 3(g)); provided, however, that if the 60-day period specified in Section 3(e) begins in one taxable year of Employee and ends in a subsequent taxable year of Employee, such cash severance benefit shall be paid to Employee in the subsequent taxable year (but in no event later than the date that is 70 days after the Date of Termination (or, to the extent specified in Section 3(g), later than the date that is six months after the Date of Termination)). Employee’s unpaid Base Annual Salary shall be paid through his Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid AICP bonus for a year preceding the calendar year of Employee’s Date of Termination shall be paid when the AICP bonus for other participants is paid but in no event later than March 15th of the calendar year following the end of the calendar year of the applicable AICP bonus. In addition, the Company shall pay Employee an amount based on the AICP payouts (if any) for the calendar year of his Date of Termination (a) calculated on the same basis as bonus payouts for the employee participants in the relevant AICP are calculated, (b) payable on the basis of a deemed 12-

month calendar year participation in the plan, and (c) payable at the same time other participants in the plan receive payment but no later than March 15th of the calendar year following the end of the calendar year of the Date of Termination. Employee shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time.

(e)
Release of All Claims. In order to receive any payments (other than any unpaid Base Annual Salary and accrued vacation through to his Date of Termination, if applicable) pursuant to Section 3(c) or (d), Employee shall first be required to execute and return a release in a form and substance satisfactory to the Company which releases the Company and its Affiliates, and their officers, employees, and directors and any employee benefit plan (and any other Company related person as specified in the release) (the “Company Group”) of any claims which Employee may have as against the Company Group and such release must be effective and not revoked within the time prescribed in the release and the release must be returned and irrevocably effective within the time period specified by the Company in the release but in no event later than 60 days after Employee’s Date of Termination if payments are made pursuant to Section 3(c) or (d).

(f)
No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment. The Company’s obligation to make the payments provided for in this Agreement (including, but not limited to, the payments under Section 3(c) and (d)) and otherwise perform its obligations hereunder shall not be affected by any counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee or others, exclusive of payroll withholdings required by law.

(g)
Specified Employees. Notwithstanding any other provision herein, if Employee is a “Specified Employee” (as that term is defined in Code Section 409A) as of his Date of Termination, then any amounts under this Agreement which are payable upon his “Separation from Service” (within the meaning of Code Section 409A) and subject to the provisions of Code Section 409A and not otherwise excluded under Code Section 409A, shall not be paid until the date that is six (6) months after the date after Employee’s Date of Termination (the “Waiting Period”). Any payments that would have been made to Employee during the Waiting Period but for this Section 3(g) shall instead be made to Employee in the form of a lump sum payment on the date that payments commence pursuant to the preceding sentence with interest (calculated at the short-term applicable federal rate compounded semi-annually) on the amount not paid during the Waiting Period from the Date of Termination through the date of payment.

4.	Duration. This Agreement shall become effective on the Effective Date and shall terminate on the second (2nd) anniversary of the Effective Date, provided that commencing on the second anniversary date of the Effective Date and each second anniversary date thereafter, the term of this Agreement shall automatically be extended for two additional years unless, no later than ninety (90) days prior to the applicable anniversary date, the Company shall give written notice to Employee that it does not wish to extend the term of this Agreement, in which case this Agreement shall terminate on the applicable anniversary date.

5.
Assignment. This Agreement may be assigned by the Company, but cannot be assigned by Employee. An assignment of this Agreement by the Company shall not relieve the Company of any liability or obligation under this Agreement except any such assignment in connection with or as a result of a Change in Control (including, but not limited to, by operation of law).

6.
Binding Agreement. The Parties acknowledge that this Agreement shall be binding upon and inure to the benefit of (a) Employee’s heirs, successors, personal representatives, and legal representatives and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.	Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, by hand delivery or by overnight delivery service addressed as follows:

If to Employee:	Erik Staffeldt
14 N. French Oaks Circle
Woodlands, TX 77382

If to the Company:	Helix Energy Solutions Group, Inc.
Attn: President and Chief Executive Officer
3505 West Sam Houston Parkway North, Ste 400
Houston, TX 77043

With a copy to:	Helix Energy Solutions Group, Inc.
Attn: General Counsel
3505 West Sam Houston Parkway North, Ste 400
Houston, TX 77043

8.
Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

9.	Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by the Company of any provision of this Agreement shall not excuse Employee’s compliance with the requirements of Sections 8 or 9, to the extent they are otherwise enforceable.

10.
Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to severance benefits payable to the Employee under certain conditions if Employee’s employment is terminated (other than with respect to the Company’s 401(k) plan, which benefits shall be governed by the terms of such plan). This Agreement replaces and supersedes any and all existing agreements entered into between Employee and the Company relating generally to the same subject matter.

11.
Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Employee and an officer or other authorized Employee of the Company.

12.
Understand Agreement. Employee represents and warrants that he has read and understood each and every provision of this Agreement, acknowledges that he has obtained or has had the opportunity to obtain independent legal advice from attorneys of his choice, and confirms that Employee has freely and voluntarily entered into this Agreement.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving any effect to the conflict of laws provisions thereof.

14.
Code Section 409A. The Parties agree that the Company may amend and/or operate this Agreement to be exempt from or to comply with Code Section 409A including, but not limited to, using the definitions or other terms required by Code Section 409A and including without limitation any notices, rulings, interpretations or regulations issued under Code Section 409A after the date hereof to avoid the application of penalty taxes under Code Section 409A. The Company and Employee shall cooperate in good faith for the adoption of such amendments and/or the operation of the Agreement to avoid the application of penalty taxes under Code Section 409A. The Parties agree that Employee shall have no right to specify the calendar year during which any payment hereunder shall be made.

15.
No Guarantee of Tax Consequences. None of the Company nor any of its Affiliates or their officers, directors or employees guarantees or shall be responsible or liable for the federal, state, local, domestic and foreign, tax consequences to Employee respecting any payments or benefits provided to Employee under this Agreement. Employee acknowledges that the Company has advised him to consult his own counsel and/or tax advisor respecting all of the terms of this Agreement.

16.
Withholding Taxes. The Company may withhold from all salary, bonuses, or other benefits or payments under this Agreement all federal, state, local, domestic and foreign, taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.

17.
Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by portable document format (PDF) or facsimile signature which signature shall be binding upon the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date first written above.

EMPLOYEE		THE COMPANY

HELIX ENERGY SOLUTIONS GROUP, INC.

/s/ Erik Staffeldt		By:	/s/ Owen Kratz
Name:	Erik Staffeldt		Owen Kratz
President and Chief Executive Officer

Date:	August 17, 2015	Date:	August 17, 2015